Exhibit 99.1

 First Consulting Group Announces Appointment of Thomas A. Watford as
          Senior Vice President and Chief Financial Officer

    LONG BEACH, Calif.--(BUSINESS WIRE)--March 17, 2005--First Consulting Group (FCG), (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today announced the interim appointment of Thomas A. Watford as Senior Vice President and Chief Financial Officer and the resignation of Walter "Chuck" McBride. Mr. McBride, who is resigning for personal reasons, will remain with FCG through mid-May assisting in transition activities. Mr. Watford's appointment is effective immediately. "We are appreciative of Chuck's contributions over the last five years as a senior executive. I understand and support Chuck's decision and wish him success in his future endeavors," said Luther Nussbaum, FCG's Chairman and CEO. A full internal and external executive search will be conducted prior to naming the permanent successor.
    Mr. Watford has been with FCG for over eight years in multiple management roles and has proven himself as a strong and effective leader. Over the last two years, Mr. Watford has been central in the Life Sciences financial turnaround and in helping architect FCG's blended shore service delivery model. He inherits responsibility for an experienced accounting and finance team, including the Chief Accounting Officer, who is a seven-year veteran of the team. He will also become a member of FCG's Executive Committee and will report to Mr. Nussbaum.
    Prior to joining FCG in 1997, Mr. Watford spent twelve years at Accenture (Andersen Consulting) focused on client, strategic, transactional, financial and administrative management. Mr. Watford is a certified public accountant, and earned his Bachelors of Science in Accounting, Masters in Business Administration and Masters of Health Science degrees from the University of Florida.
    Nussbaum said, "I am so pleased that Tom has picked up the responsibilities as interim CFO. Tom has been part of each of our major business units, understanding their opportunities and their financial models. I have worked closely with him the last couple of years on complicated issues surrounding the Life Sciences turnaround and building out our blended shore model. Tom's financial and business acumen are valued by me, the Executive Committee and the firm. With his detailed knowledge of FCG and with the continuity in the accounting leadership, we expect an easy and smooth transition."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    CONTACT: First Consulting Group
             Luther J. Nussbaum, 562-624-5221
             lnussbaum@fcg.com
             or
             Thomas A. Reep, 562-624-5250
             treep@fcg.com